Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested >>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Services Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com.

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED

AT&T Texas	100%	55%

BellSouth	100%	32%

CH2M Hill	82%	63%

305 Interlocken Parkway (formerly known as Cirrus Logic)	0%	55%

Hannover Center	SOLD	63%

15253 Bake Parkway (formerly known as the Quest building)	SOLD	46%

Tanglewood Commons	99%	32%

U.S. Cellular	100%	55%

WEIGHTED AVERAGE	82%

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

Portfolio Overview

Wells Fund VIII is moving from the holding phase and beginning the positioning-for-sale phase of its life cycle. Two assets have now been sold, with the closing of 15253 Bake Parkway in November 2004. Our focus on the remaining assets involves maintaining the current high occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will ultimately result in the best disposition pricing for our investors.

We accomplished a number of goals in 2004. We completed two property dispositions — Hannover Center and 15253 Bake Parkway —signaling the Fund’s transition into the disposition phase. The recent Bake Parkway sale capitalized on the current strong investor demand for well-leased office properties. We extended the CH2M Hill lease for an additional five years and negotiated a lease termination with Cirrus Logic at 305 Interlocken Parkway that included a $4.27 million termination payment. Lastly, we announced the first distribution of net sale proceeds to the limited partners, scheduled for the second quarter 2005, totaling approximately $5,300,000 from the sales of 880 Hannover Center, 15253 Bake Parkway, and the Tanglewood Commons outparcel, as well as a portion of the Cirrus Logic termination payment.

The General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the Bake Parkway building, largely due to the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway (prior to the sale) and the renewal of CH2M Hill, the reduction in operating cash flow resulting from the sale of Hannover Center, and the vacancy at 305 Interlocken Parkway. The General Partners anticipate that operating distributions may be reserved or remain low in the near term, considering the vacancy at 305 Interlocken Parkway and the re-leasing costs for the remaining vacant space at CH2M Hill. Once the details surrounding the extent of the capital requirements, as well as the outcome of the leasing efforts become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Bake Parkway sale are appropriate.

We would like to highlight that through December 31, 2004, current Class A unit holders have received cumulative net operating cash flows since inception of approximately 73% of the amount originally invested. Limited partners who have held Class B units since inception have cumulatively received $10 per unit in allocated tax losses through December 31, 2003 (data for 2004 are not yet available). No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	The AT&T Texas building is currently 100% leased through July 2011.

Continued on reverse

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. Leases for both tenants of the building expire in 2006.

•	The CH2M Hill property is located in Gainesville, Florida. We renewed the CH2M Hill lease in the fourth quarter 2004 for an additional five years, extending the lease term to November 2010. As part of the negotiation, the tenant reduced the size of its space, resulting in a lower occupancy of 82% for the building. We are aggressively marketing the remaining vacant space in this property.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. Based on concerns over the tenant’s long-term viability, the General Partners negotiated a lease termination with the tenant in August 2004. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. We are aggressively working on re-leasing the building at this time.

•	The Hannover Center property was sold on April 29, 2004, and approximate net sale proceeds of $1,079,000 have been allocated to the Fund. These proceeds are planned to be distributed in the second quarter 2005.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on November 30, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Approximately $5,487,000 in net sale proceeds was allocated to Fund VIII from the sale. Approximately $288,000 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We are planning to distribute approximately $3,612,000 of these proceeds to the limited partners in the second quarter 2005. The remaining proceeds have been reserved as the General Partners review the potential capital needs at the remaining properties in the Fund.

•	The Tanglewood Commons shopping center continues to be well occupied at 99%. The Fund sold a land outparcel at Tanglewood in 2002, resulting in an allocation of net sale proceeds of approximately $170,000 to the Fund. These proceeds are planned to be distributed to the limited partners in the second quarter 2005. We are currently marketing the shopping center for sale.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
–*	7.00%	18.21%	17.97%	16.21%	14.92%

*	Not yet available

For further information, please refer to Fund VIII’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds